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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

GEON NAMES WALTERMIRE CHIEF OPERATING OFFICER

     AVON LAKE, Ohio -- May 1, 1997 -- The Board of Directors of The Geon Company (NYSE:GON) has approved the appointment of Thomas A. Waltermire as executive vice president and chief operating officer, effective immediately.

     In the newly created position, Waltermire will be responsible for day-to-day operations as well as related support activities of Geon's businesses, which include vinyl resins, compounds, and intermediates. He formerly was senior or vice president and chief financial officer of the Company.

     Waltermire will continue to report to William F. Patient, Geon's chairman, president and chief executive officer. The move will allow Patient to focus more on longer-term strategic issues in Geon's effort to strengthen its position as a world leader in the vinyl industry.

     Replacing Waltermire as vice president and chief financial officer is
W. David Wilson, who also will report to Patient. Wilson previously was director of business management, resins.

     "Managing the operations of a highly competitive business such as ours requires focused time and attention, and Tom has demonstrated the talents and leadership ability necessary to succeed in this new position," said Patient. "His role will be both an important and a challenging one as Geon continues to improve productivity, reduce costs and take advantage of opportunities as worldwide vinyl demand continues to grow.

     "In addition, Dave's extensive financial background, coupled with his expert knowledge of the vinyl business from his experiences in North America and Australia, will make him a valuable contributor to our management team as chief financial officer," said Patient.

     Waltermire joined The BFGoodrich Company, the former parent company of Geon, in 1974 as a financial analyst. He subsequently held several positions with BFGoodrich and its Chemical Group, including vice president of commercial services for the group and president of the elastomers and latex division. In 1989, he became vice president of investor relations and assistant to the chairman of BFGoodrich. He became senior vice president and chief financial officer of Geon in 1993, when the Company was spun off from BFGoodrich in an initial public offering. He received a bachelor's degree in biological sciences from The Ohio State University and a master's of business administration degree from Harvard University.



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     Wilson joined BFGoodrich in 1978 as a financial analyst and served in a variety of financial management positions within the Chemical Group. He was named controller of the Geon vinyl division in 1985 and later became director of marketing. He was general manager for Auseon Limited, Geon's wholly owned Australian subsidiary, for four years before returning to be director of Geon's vinyl resin business. He received a bachelor's degree from DePauw University and a master's degree in international management from The American Graduate School of International Management (Thunderbird).

     The Geon Company is one of the largest suppliers of polyvinyl chloride
(PVC) resins in North America and is the world's largest provider of PVC compounds. Headquartered in Avon Lake, Olio, The Geon Company has 13 manufacturing plants in the United States, Canada and Australia, and joint ventures in Europe and Southeast Asia.


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                         Contact:      Dennis Cocco
                                       Director of Corporate & Investor Affairs
                                       216-930-1538